UNDERWRITING AGREEMENT

         This Agreement is made and entered into this          day of
        , 1995, by and between Templeton Funds Annuity Company, a Florida corporation ("Company"), on its own behalf and on behalf of Templeton Retirement Annuity Separate Account ("Separate Account") and Templeton Franklin Investment Services, Inc., a Delaware corporation ("Distributor").

         WHEREAS, Separate Account is a segregated asset account established and maintained by Company pursuant to the laws of the State of Florida for certain variable annuity contracts to be issued by Company (the "Contracts"); and

         WHEREAS, Separate Account has been registered as a unit investment trust-type investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, Distributor has been registered with the Securities and Exchange Commisson (the "SEC") as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and is a member firm of the National Association of Security Dealers, Inc. (the "NASD"); and

         WHEREAS, the Contracts have been registered under the Securities Act of 1933 (the "1933 Act") and Company proposes to issue and sell the Contracts to the public through Distributor acting as its principal underwriter;

         WHEREAS, Company desires to issue such Contracts to the public through the Distributor acting as the principal underwriter for such Contracts;

         NOW, THEREFORE, Company and Distributor, in consideration of the mutual contracts and covenants contained herein, sufficiency of which is hereby acknowledged, and subject to the terms and conditions as set forth below, Company and Distributor hereby mutually agree as follows:

                            PRINCIPAL UNDERWRITER. Company hereby appoints Distributor to promote the sale of the Contracts to the public. Distributor agrees to use its best efforts to distribute the Contracts and undertakes to perform sales services related to the Contracts.

                            COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Distributor represents that, in addition to being registered with the SEC and the NASD, it shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction, to the extent necessary to offer the Contracts for sale. The sales representative of Distributor soliciting applications for the Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts under federal securities laws, and any applicable insurance and securities laws of each state or other jurisdiction in which the Contracts may lawfully be sold and in which Company is licensed and admitted to sell the Contracts. Distributor shall be solely responsible for the training, supervision and control of its sales representatives for the purpose of the NASD Rules of Fair Practice and for all securities laws applicable in connection with the offering and sale of the Contracts.

                            PROSPECTUS. Distributor agrees to offer the Contracts for sale in accordance with the then-current prospectus and such other sales literature or advertisements as have been authorized by Company. Distributor is not authorized to give any information or to make any representations concerning the Contracts other than those contained in such prospectus or such other sales literature or advertisement as authorized by Company.

                            SUITABILITY. Both Company and Distributor wish to insure that the Contracts distributed by Distributor will be issued to purchasers for whom the Contracts are suitable. Distributor shall take all reasonable steps to insure that its sales representatives shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. Such determination will be based upon, but will not be limited to, information furnished to a sales representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs. Further, Distributor agrees that it shall be subject to a standard of conduct including, but not limited to, the following:

                                    All Distributor sales  representatives shall
                  accept purchase payments only in the form of a check or money order payable to "Templeton Funds Annuity Company," signed by the applicant for the Contract.

                                     All such checks and money  orders  shall be
                  rendered promptly to Company, and in any event not later than two (2) business days, together with and applications, forms and any other required documentation. All such purchase payments shall be the property of Company.

                                     No Distributor sales  representative  shall
                  have authority to endorse checks or money order payable to Templeton Funds Annuity Company.

                                     No Distributor sales  representative  shall
                  have any authority to alter, modify, waive or change any of the terms, rates or conditions of the Contracts.

                                     No Distributor sales  representative  shall
                  have any authority to advertise for or on behalf of the Company without the approval and written authorization from Company.

                                     Distributor sales representatives shall use
                  only applications and other materials approved by Company for use in the solicitation activities with respect to the Contracts.

                                     No Distributor sales  representative  shall
                  solicit or participate in the sale of a Contract in any jurisdiction until such sales representative and Distributor are fully qualified and licensed as required by applicable law and regulations.

                                     No Distributor sales  representative  shall
                  solicit for the sale of any Contract without delivering the then-currently effective prospectus and any applicable supplements to such prospectus.

                                     Distributor  agrees to properly  review all
                  applications received from its sales representatives for completeness and forward them along with any initial premium payments to Company at its service center.

                                     Distributor intends that no recommendations
                  will be made to prospective purchasers of the Contracts. To the extent that Distributor or Distributor sales represent-atives make recommendations, or to the extent required by applicable securities laws, Distributor and Distributor sales representatives will comply with Section 2 of Article III of the NASD Rules of Fair Practice.

                                     During the term of this Agreement,  neither
                  Distributor nor any Distributor sales representative shall intentionally encourage a Contract owner to exchange his or her Contract for any other insurance contract except (i) with the Company's consent or (ii) to comply with applicable laws, regulations or rules, including but not limited to the NASD Rules of Fair Practice.

                                     All solicitation  sales activities  engaged
                  in by Distributor and Distributor sales representatives in regard to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, as well as all applicable insurance laws and regulations. No Distributor sales representative shall solicit a sale of a Contract unless at the time of the solicitation such individual is (i) properly licensed by the NASD and all applicable state insurance and securities regulatory authorities; and (ii) appointed as an insurance agent of Company.

                                     Neither  Distributor  nor  any  Distributor
                  sales representative shall give any written information or make any written or oral representation in regard to the Contracts that is inconsistent with the then-currently effective prospectus or statement of additional information for the Contracts, or in advertising material for the Contracts which have been authorized by Company.

                                     Neither the Distributor nor any Distributor
                  sales representative shall offer, attempt to offer, or solicit applications for the Contracts or deliver the Contracts, in any state or other jurisdiction as to which Company has notified Distributor that the Contracts may not legally be sold or offered for sale.

                  5. REPORTS. Distributor shall have the responsibility for maintaining the records of sales representatives licensed, registered or otherwise qualified to sell the Contracts and for furnishing periodic reports thereof to Company. Company agrees to maintain all required books of accounts and related financial records on behalf of Distributor. All such books and records hall be maintained and preserved pursuant to Rules 17a-3 and 17a-4 under the 1934 Act (or any corresponding provision of any future federal securities law regulations) and the rules of the NASD. All such books and records shall be maintained by Company solely on behalf of as agent for Distributor. Such books and records shall remain the sole property of Distributor for all purposes, and shall at all times be subject to reasonable periodic, special or other examination by the SEC and all other regulatory bodies having jurisdiction. Company further agrees to send Distributor's customers all required confirmations on customer transactions.

                            6.      MATERIALS AND EXPENSES.

                                     Company  shall  furnish   Distributor  with
                  copies of all prospectuses, financial statements and other documents and materials which Distributor reasonably requests for use in connection with the distribution of the Contracts. Company shall have responsibility for the preparation, filing and printing of all required prospectuses and registration statements in connection with the Contracts and the payment of all related expenses.

                                     Distributor  and Company agree to cooperate
                  fully in designing, drafting and reviewing all sales promotional materials. Distributor shall use only such materials as are provided, or approved in writing in advance, by Company. Company shall be responsible for the costs of any promotions, sales and advertising materials, including applications and any other materials included in the fulfillment kit.

                                     Company shall be responsible for filing all
                  sales and advertising materials, including applications, with all applicable state insurance regulatory authorities, to the extent such materials are required to be filed with such bodies.

                                     Distributor shall be responsible for filing
                  all sales and advertising materials with the NASD to the extent such materials are required to be filed.

                  7. RIGHT OF REJECTION. Company shall have the right at its sole discretion to reject any application or premium payment received by it and to return or refund an applicant's premium payment to the applicant.

                  8. COMPLAINTS AND INVESTIGATIONS. Company and Distributor agree to cooperate fully in any insurance regulatory investigation or proceeding or any judicial proceeding arising in connection with the Contracts offered and sold under this Agreement. Company and Distributor further agree to cooperate fully in any securities regulatory investigation or judicial proceeding with respect to Company, Distributor, their affiliates and their representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this Agreement.
         Without limiting the foregoing:

                                     Distributor  will be  promptly  notified of
                  any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by Company with respect to Distributor or any representative of Distributor which may effect Company's issuance of any Contract offered and sold pursuant to this Agreement.

                                     Distributor will promptly notify Company of
                  any customer complaint or notice ofregulatory inspection, inquiry, investigation or proceeding received by Distributor in connection with any Contract offered and sold pursuant to this Agreement.

                           In case of a customer complaint, Distributor and Company agree to cooperate in investigating such complaint and arriving at a mutually satisfactory response to such complaint.

                           9. TERMINATION. This Agreement shall be effective upon its execution. It may be terminated at any time by either party on 30 days written notice to the other party, without the payment of any penalty. This Agreement shall terminate automatically if it is assigned. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except (i) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by Company prior to termination and
         (ii) the agreements contained in paragraph 8.

                  10. REGULATION OF THIS AGREEMENT. This Agreement shall be subject to the provisions of the Investment Company Act of 1940, the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act of 1940 as the SEC may grant. Distributor shall submit to all regulatory and administrative bodies having jurisdiction over the operation of the Company or Separate Account, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

                  11. COMPLETENESS OF AGREEMENT. This Agreement supersedes all prior agreements, verbal or written, between the parties relating to the Contracts and may not be modified in any way unless by written agreement, duly executed by the parties hereto.

                  12. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                                 TEMPLETON FUNDS ANNUITY COMPANY


                                  By:


                                  TEMPLETON FRANKLIN INVESTMENT
                                          SERVICES, INC.


                                   By: